Exhibit 10.1

EA Bonus Plan

Addendum

FY12 Bonus Formula

Subject to all other terms and conditions of the EA Bonus Plan (“Plan”)* those Plan Participants who have been specifically identified by EA as eligible to receive a discretionary bonus calculated according to the terms of this Addendum for work performed during the Performance Period shall be eligible to receive a discretionary bonus based upon the following:

Additional eligibility criteria, if any:

n/a (see Plan eligibility criteria)

Bonus Component(s), weightings, Performance Measure(s), and Measurement Period(s) for all eligible employees other than the CEO:

Bonus Component(s)	Weight	Performance Measure(s)	Measurement Period(s)
Company Performance	20%	EA’s external guidance targets for Non-GAAP Earnings Per Share and Non-GAAP Net Revenue with 50% of this component based on Non-GAAP Earnings Per Share and 50% of this component based on Non-GAAP Net Revenue	Q1 through Q4 of Fiscal Year 2012

Business Unit / Individual Performance	80%	Individual contributions and the achievement of measurable business objectives, including, but not limited to, business unit financial and operational performance metrics, such as profit and revenue targets	Q1 through Q4 of Fiscal Year 2012

Bonus Component(s), weightings, Performance Measure(s), and Measurement Period(s) for the CEO:

Bonus Component(s)	Weight	Performance Measure(s)	Measurement Period(s)
Company Performance	75%	Non-GAAP Earnings Per Share, Non-GAAP Net Revenue and Non-GAAP digital revenue	Q1 through Q4 of Fiscal Year 2012

Individual Performance	25%	Individual contributions and the achievement of measurable business objectives	Q1 through Q4 of Fiscal Year 2012

How a bonus award is funded:

Company-wide funding will be determined, on a discretionary basis, following the completion of the fiscal year. The Company Performance Bonus Component is funded based on the Performance Measure attainment levels. The Individual Performance Bonus Component is funded at the discretion of Management based on the Company’s attainment of its fiscal year financial and operational plans, or such other factors as the Company deems relevant to the fiscal year.

How a bonus award payout is determined:

The actual earning and payout of a Participant’s individual bonus award is discretionary and will be calculated based upon: (1) the Participant’s target bonus amount; (2) the funding allocated to a Participant’s business unit (which is a percentage of the total Company-wide funding) and (3) the Participant’s Individual Achievement Factor, which takes into account the Participant’s contributions to EA relative to individual performance expectations and overall Company performance.

Payment schedule

As soon as administratively practicable following the completion of Q4 of FY2012 and Executive Compensation and Leadership Committee approval of the bonus funding and, where applicable, individual employee bonus awards.

*	Including, but not limited to: (1) the Plan Participant must be actually employed by EA or one of its subsidiaries or affiliates on the date that each payment is made pursuant to the Plan in order to earn the right to receive each such payment, (2) except where otherwise required by local law, at any time until the date that bonuses are paid under the Plan, the individual must not have (i) violated any provision of EA’s Code of Conduct, any other written EA policy and any law, rule or regulation applicable to EA and EA employees, or (ii) entered into an employment termination or separation agreement (not including agreements entered into in connection with the commencement or continuation of employment), and (3) eligibility to receive a bonus calculated pursuant to this Addendum does not guarantee the payment of any bonus for a specific Performance Period, nor does it guarantee employment for any specific period of time.

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